Exhibit 99.1

N E W S     R E L E A S E

Date: October 15, 2012

Contact: Peter B. Orthwein or Jeff Tryka, Investor Relations, (574) 970-7912,

jtryka@thorindustries.com

CHRISTIAN G. FARMAN, CFO, TO LEAVE THOR TO PURSUE OTHER OPPORTUNITIES

Thor Industries, Inc. (NYSE: THO) announced today that Christian G. Farman, Senior Vice President, Treasurer and Chief Financial Officer, has left the company to pursue other interests. Mr. Farman’s resignation from Thor was effective October 12, 2012.

Announcing the resignation, Peter B. Orthwein, Thor’s Chief Executive Officer and Chairman of its Board of Directors, stated, “Thor thanks Chris for the value that he brought to our Company during his years with us and we wish him well in all of his future endeavors. We are fortunate to benefit from the strong financial team that Chris built here, led by Colleen Zuhl, who will serve as Thor’s interim Chief Financial Officer as we conduct a search for a replacement. Colleen’s experience as a Chief Financial Officer of one of our former publicly-traded competitors makes her an ideal candidate for the interim role. The depth of our corporate finance team gives me great confidence in the near-term performance and future direction of our Company.”

Thor Industries, through its operating subsidiaries, is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence, and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.